Exhibit 10.1

February 28th, 2025

Katharyn Field

22210 Woodset Lane

Boca Raton, FL 33428

Dear Katie:

I am pleased to confirm our offer to you of the position of President with iSpecimen Inc. (the “Company"), effective as of February 19, 2025 (your “Employment Date”). The purpose of this letter is to generally describe your employment with the Company and your agreement with the terms thereof.

Job Responsibilities

Your responsibilities will include all aspects of managing overall operations, strategy, and financial performance of Company and such other tasks as may be assigned to you from time to time by the Company. You will develop strategic plans and ensure the Company remains competitive. You will manage all senior executives in the Company and report directly to the Board of Directors.

Compensation

Your base salary will be $240,000.00 annualized less applicable legal deductions, payable in accordance with the regular payroll practices of the Company. Additionally, full-time employees are eligible for participation in the Stock Incentive Plan that is in effect on your Employment Date.

Expenses

Should the Company determine that your position requires you to incur expenses in the normal course of the Company’s business, the Company will reimburse you for all such expenses that are actual, necessary, and reasonable, subject to the Company's expense policy in effect from time to time.

Fringe Benefits

You will be entitled to receive the fringe benefits generally available to the Company’s employees. Attached is a current list of such benefits. The Company may amend, terminate, or enhance the benefits provided to you and our other employees from time to time as it deems appropriate.

Internal Policies

During your employment with the Company, you will be required to follow all of the Company’s internal policies and to conduct your business activities at all times in accordance with the highest legal, ethical, and professional standards.

Confidentiality, Non-Competition, and Assignment

Our offer of employment is conditional upon your agreeing to and abiding by iSpecimen’s “Employee Proprietary Information, Restrictive Covenant & Inventions Agreement.”

Employment at Will

Your employment with the Company will be at will. As such, your employment is for no definite period of time, and you or the Company may terminate your employment with 30 days prior written notice at any time and for any or no reason or cause. The Company is not bound to follow any policy, procedure, or process in connection with employee discipline, employment termination, or otherwise.

Full Time Employment

Your employment with the Company will be on a full-time, exempt basis. You will generally devote a maximum of 30 hours of full time each week to the business of the Company.

No Conflicting Obligation/Conflicts of Interest

You hereby represent and warrant to the Company that you are not presently under, and will not become subject to, any obligation to any person or entity which is inconsistent or in conflict with your employment with the Company, or which would prevent, limit, or impair in any way your performance of your duties to the Company as described in this letter. Specifically, you represent and warrant that you have not brought with you any confidential or proprietary information of any former employer, and you are not subject to any agreement with, or obligation to, a former employer that would prohibit your employment by the Company. Further, during your employment by the Company, you will not engage in any activity on behalf of, nor accept any salary, commissions, fee, or compensation of any kind (other than investment income) from, any person, firm, or corporation that is competitive with the Company nor engage in any activity on behalf of any person, firm, or company that interferes with your ability to perform your job duties, interferes with your performance, or negatively impacts your employment with the Company.

Conditions of Employment

This offer is contingent upon your providing satisfactory documentation to the Company concerning your employment eligibility as required by Congress under the Immigration Reform and Control Act of 1986. This documentation must be received by the Company within three (3) business days of your Employment Date. Your employment is also contingent upon the Company's completion of a satisfactory investigation of your background. You agree to release the Company, its employees and agents, and any individuals who may provide the Company with information regarding your references from any liability relating to any such investigation.

Formalities aside, Katie, we are all delighted that you are joining us and look forward to your continued contribution!

Very truly yours,

By:	/s/ Robert Lim
Name:	Robert Lim
Title:	Chief Executive Officer

ACCEPTED:

By:	/s/ Katharyn Field
Name:	Katharyn Field
Title:	President
Date:	2/28/2025

Attachment:	iSpecimen Health & Wellness Benefits